Exhibit 16.1

UHY LLP 1185 Avenue of the Americas 38th Floor New York, NY 10036 (212) 381-4700 uhy-us.com

September 24, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission on September 24, 2025 of ScanTech AI Systems Inc. (the “Company”) and agree with the statements relating only to UHY LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ UHY LLP